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                          Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Colmena Corporation 1998 Stock Option Plan (for 2,900,000 shares of common stock) of our report dated January 23, 1998 (except for the fourth paragraph of Note F, as to which the date is February 8, 1998), with respect to the combined financial statements of Colmena Corporation, as defined in Note A to the combined financial statements, for the period of June 1, 1997 (date of inception) to September 30, 1997 included in its Current Report on Form 8-K dated February 25, 1998, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP


Cleveland, Ohio
March 16, 1998